UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 29, 2017

Endocyte, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35050	35-1969-140
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3000 Kent Avenue, Suite A1-100, West Lafayette, Indiana	47906
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	765-463-7175

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 Entry into a Material Definitive Agreement.

Development and License Agreement

On September 29, 2017, Endocyte, Inc. (the “Company”) entered into a Development and License Agreement (the “License Agreement”) with ABX advanced biochemical compounds – Biomedizinische Forschungsreagenzien GmbH(“ABX”), pursuant to which the Company acquired exclusive worldwide rights to develop and commercialize PSMA-617 agents to use as radioligand therapeutics that target the prostate-specific membrane antigen, or PSMA.

Under the terms of the License Agreement, the Company will be responsible for, and bear the future costs of, worldwide development and commercialization of PSMA-617, which ABX will supply to the Company.

On September 29, 2017, the Company made an upfront cash payment of approximately $11.9 million to ABX, consisting of $12.0 million less an immaterial expense reimbursement amount. The License Agreement obligates the Company to pay ABX regulatory milestone payments of up to $25.0 million, sales milestone payments of up to $135.0 million, and tiered royalties based on percentages of net sales beginning in the mid-teens and not to exceed the mid-twenties.

Issuance of Common Stock and Warrants

As additional consideration for its rights under the License Agreement, on September 29, 2017, the Company issued to ABX 2,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and warrants for the purchase of an aggregate of 4,000,000 shares of Common Stock at an exercise price per share of $1.39 (the “Warrants”). The Warrants were assigned by ABX to an affiliate and certain related parties on September 29, 2017, and Warrants for 3,278,000 shares were exercised on the same date, resulting in proceeds to the Company in the amount of approximately $4.6 million. The remaining Warrant is exercisable at any time until September 29, 2027.

Registration Rights Agreement

On September 29, 2017, the Company entered into a Registration Rights Agreement with ABX (the “Registration Rights Agreement”), pursuant to which the Company has agreed to file, within 45 days of September 29, 2017, a registration statement with the U.S. Securities and Exchange Commission to register the shares of Common Stock issued to ABX and the shares of Common Stock issued or issuable upon the exercise of the Warrants (the “Warrant Shares”).

The foregoing summaries of the License Agreement, the Warrants and the Registration Rights Agreement are qualified in their entirety by the full text of the License Agreement, the form of Warrant and the Registration Rights Agreement, copies of which are attached hereto as Exhibits 10.1, 4.1 and 4.2, respectively, and incorporated herein by reference.

ITEM 2.01 Completion of Acquisition or Disposition of Assets.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 2.01.

ITEM 3.02 Unregistered Sales of Equity Securities

The information contained above in Item 1.01 related to the Common Stock, the Warrants and the Warrant Shares is hereby incorporated by reference into this Item 3.02.

This issuance by the Company of the shares of Common Stock, the Warrants and the Warrant Shares is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), under Section 4(a)(2) of the Securities Act and Regulation D thereunder. ABX has represented to the Company that it is an “accredited investor” as defined in Rule 501 of the Securities Act and that the shares of Common Stock, the Warrants and the Warrant Shares are being acquired for investment purposes and not with a view to or for resale in connection with any distribution thereof.

ITEM 7.01 Regulation FD.

On October 2, 2017, the Company issued a press release announcing the aforementioned transactions with ABX.  A copy of the press release is attached hereto as Exhibit 99.1.

The information contained in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, or incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

ITEM 9.01 Financial Statements and Exhibits.

(d)         Exhibits

Exhibit Index

Exhibit No.	Description
4.1	Form of Warrant to Purchase Shares of Common Stock, dated as of September 29, 2017
4.2	Registration Rights Agreement, dated as of September 29, 2017, between Endocyte, Inc. and ABX advanced biochemical compounds – Biomedizinische Forschungsreagenzien GmbH
10.1*	Development and License Agreement, dated as of September 29, 2017, between Endocyte, Inc. and ABX advanced biochemical compounds – Biomedizinische Forschungsreagenzien GmbH

99.1	Press release issued on October 2, 2017

*Application has been made to the Securities and Exchange Commission to seek confidential treatment of certain provisions of this exhibit. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endocyte, Inc.

October 2, 2017	By:	/s/ Beth A. Taylor
Name: Beth A. Taylor
Title: Vice President of Finance and Chief Accounting Officer